As filed with the Securities and Exchange Commission on August 3, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INSIGHT ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0766246 (I.R.S. Employer Identification No.)
6820 South Harl Avenue
Tempe, Arizona 85283
(480) 902-1001
(Address, including zip code, and telephone number, including area code, of principal executive offices)
AMENDED INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN
(Full title of the plan)
Steven R. Andrews
General Counsel and Secretary
Insight Enterprises, Inc.
6820 South Harl Avenue
Tempe, Arizona 85283
(480) 902-1001
(Name, address and telephone number, including area code, of agent for service)
COPIES TO:
Jeffrey Beck
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004
(602) 382-6316
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to Be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	3,000,000	$16.32 (2)	$48,960,000 (2)	$5,685

(1)
In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 415(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is estimated based on the average of the high sales price, and the low sales price of the Registrant’s Common Stock as reported by the NASDAQ Global Select Market on August 2, 2011.

This Registration Statement relates to:
The Registration Statement on Form S-8 (No. 333-147879) that Insight Enterprises, Inc., a Delaware corporation (the “Registrant”), filed on December 7, 2007, pursuant to which the Registrant registered 4,250,000 shares of common stock for issuance under the Insight Enterprises, Inc. 2007 Omnibus Plan (the “Plan”).
The contents of the above-referenced registration statement are incorporated by reference herein pursuant to General Instruction E to Form S-8. This Registration Statement relates to the amendment of the Plan to, among other things, increase the number of shares of common stock authorized to be issued thereunder by 3,000,000 shares to a total of 7,250,000 shares (excluding the shares that may have been rolled into the Plan from a former incentive plan).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers
Section 145(a) of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145, subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under such Section 145.
Section 102(b)(7) of the General Corporation Law provides that a corporation in its certificate of incorporation may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowing violations of law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.
Article VI of the Registrant’s Amended and Restated Bylaws provides that the Registrant, to the fullest extent authorized by the Delaware General Corporation Law, shall indemnify and hold harmless any director or officer who was or is a party, or is threatened to be made a party, or is otherwise involved in any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative against expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred. In addition, the Registrant’s Amended and Restated Bylaws provide that this right to indemnification includes the right to be paid by the Registrant in advance of a final disposition upon receipt by the Registrant of an undertaking to repay all amounts if it shall ultimately be determined by final judicial decision that such person was not entitled to be indemnified for such expenses. This right to indemnification is not exclusive of any other rights to which any person may have or otherwise acquire.
Article 10 of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director; provided, however, that a director shall be liable to the extent provided by applicable law for breaching his or her duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowing violations of law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. No amendment or repeal of such Article 10 shall apply or have an effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant has entered into indemnification agreements with its directors and certain officers for indemnification of and advancement of expenses (including reasonable attorneys’ fees) to such persons to the fullest extent permitted by law. However, such persons shall not be entitled to indemnification under the indemnification agreement in connection with any action (or part thereof) that is initiated by such person unless (i) such person initiated the action as part of its duties to the Registrant and its stockholders, (ii) the Registrant has joined in or the Board of Directors of the Registrant has consented to the initiation of such action, (iii) the action is one to enforce indemnification rights under the indemnification agreement, or (iv) the action is instituted after a change in control and has been approved by independent counsel. Further, the indemnification agreements provide that there shall be no payments for indemnification (i) to the extent payment is made under a valid and collectible insurance policy, unless it is determined that such person is not entitled to retain such payment, (ii) to the extent such person is indemnified or receives a recovery for the same claims or amounts otherwise than pursuant to the indemnification agreement, unless it is determined that such person is not entitled to retain such recovery, (iii) on account of any violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) on account of certain violations of Section 10(b) of the Exchange Act, (v) for any transaction from which such person derived an improper personal benefit and is not entitled to such benefit, (vi) for the return of any remuneration paid to such person that is held by any court in a final judgment to have been illegal or improper, (vii) to the extent such person acted or failed to act (a) not in good faith, (b) not in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or (c) with respect to any criminal action, with reasonable cause to believe such conduct was unlawful, or (viii) if indemnification is not lawful as determined by a final nonappealable decision by a court. The Registrant intends to continue to execute similar indemnification agreements in the future with all new officers and directors.
The Registrant has customary policies of directors’ and officers’ liability insurance that insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 8.	Exhibits

Exhibit
Number	Description

4.1	Amended Insight Enterprises, Inc. 2007 Omnibus Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on April 4, 2011)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 3rd day of August, 2011.

INSIGHT ENTERPRISES, INC.
By:	/s/ Kenneth T. Lamneck
Kenneth T. Lamneck
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose individual signature appears below authorizes Kenneth T. Lamneck or Steven R. Andrews, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Kenneth T. Lamneck Kenneth T. Lamneck	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2011

/s/ Glynis A. Bryan Glynis A. Bryan	Chief Financial Officer (Principal Financial Officer)	August 3, 2011

/s/ David Olsen David Olsen	Corporate Controller (Principal Accounting Officer)	August 3, 2011

/s/ Timothy A. Crown Timothy A. Crown	Director	August 3, 2011

/s/ Bennett Dorrance Bennett Dorrance	Director	August 3, 2011

/s/ Michael M. Fisher Michael M. Fisher	Director	August 3, 2011

/s/ Larry A. Gunning Larry A. Gunning	Director	August 3, 2011

/s/ Anthony A. Ibarguen Anthony A. Ibarguen	Director	August 3, 2011

/s/ Robertson C. Jones Robertson C. Jones	Director	August 3, 2011

/s/ Kathleen S. Pushor Kathleen S. Pushor	Director	August 3, 2011

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Amended Insight Enterprises, Inc. 2007 Omnibus Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on April 4, 2011)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)